CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 28, 2021, relating to the financial statements and financial highlights of Green Owl Intrinsic Value Fund, a series of Valued Advisers Trust, for the year ended October 31, 2021, and to the references to our firm under the headings “Comparison of Service Providers” and “Financial Highlights” in the Combined Information Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 27, 2022